 ULURU NEWS

Contact: Company
Kerry P. Gray
President & CEO
Terry K. Wallberg
Vice President & CFO
(214) 905-5145

ULURU INC. RECEIVES LETTER OF NON-COMPLIANCE FROM NYSE AMEX

Addison, Texas, March 11, 2011; ULURU Inc. (NYSE AMEX: ULU), a specialty pharmaceutical company focused on the development of a portfolio of wound management and oral care products, today reported that it has received notice from NYSE Amex LLC (the “Exchange”) advising ULURU that it is not in compliance with a certain condition of the Exchange’s continued listing standards under Section 1003 of the Exchange’s Company Guide (the “Company Guide”).

In a letter to ULURU, the Exchange stated that it is concerned that ULURU’s common stock, as a result of its low selling price, may not be suitable for auction market trading.  Therefore, pursuant to Section 1003(f)(v) of the Company Guide, ULURU’s continued listing is predicated on it effecting a reverse stock split of its common stock by no later than June 7, 2011.  As a result of the foregoing, ULURU has become subject to the procedures and requirements of Section 1009 of the Company Guide.

ULURU intends to satisfy the Exchange’s continued listing standards by presenting a proposal and resolution to be approved by its shareholders, to effect a reverse stock split of ULURU’s common stock, at ULURU’s next annual meeting of shareholders to be held no later than June 1, 2011.

About ULURU Inc.:
ULURU Inc. is a specialty pharmaceutical company focused on the development of a portfolio of wound management and oral care products to provide patients and consumers improved clinical outcomes through controlled delivery utilizing its innovative Nanoflex™ Aggregate technology and OraDisc™ transmucosal delivery system.  For further information about ULURU Inc., please visit our website at www.ULURUinc.com.  For further information about Altrazeal®, please visit www.Altrazeal.com.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended.  These statements are subject to numerous risks and uncertainties, including but not limited to ULURU’s compliance with the continued listing standards of the NYSE Amex, to the risk that a reverse stock split may not result in an actual increase in the market price of our common stock, and to risk factors detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, and other reports filed by us with the Securities and Exchange Commission.